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                                                                    EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE


November 21, 2000

Contact:   John Breed
          (713) 209-8835

                   COOPER INDUSTRIES ACQUIRES SHAPER LIGHTING

HOUSTON, TX, Nov. 21 -- Cooper Industries, Inc. (NYSE:CBE) today announced that it has acquired Shaper Lighting, a Richmond, California-based privately held manufacturer of specification and commercial grade lighting fixtures. Shaper's product line includes custom and standard interior ceiling-mounted fixtures and interior and exterior wall-mounted fixtures. Shaper has annual sales of approximately $11 million. Shaper will become part of the Cooper Lighting division of Cooper Industries.

         "Shaper is the fifth strategic product line acquisition that we have added to our Cooper Lighting division since 1998," said H. John Riley, Jr., chairman, president and chief executive officer, Cooper Industries. "As a result of these additions and aggressive new product development, Cooper Lighting now offers one of the lighting industry's most comprehensive product lines - with products designed for consumer, commercial, industrial and architectural applications. At the same time, these additions have expanded Cooper Lighting's participation in both the retail and commercial lighting markets."

         Acquired for approximately $8 million, Shaper Lighting is expected to contribute to Cooper's earnings beginning in 2001. Further information is available on a Form 8-K that will be filed today with the SEC.

         Cooper Lighting, a division of Cooper Industries, manufactures fluorescent, incandescent and HID lighting fixtures for indoor and outdoor use. Products are used worldwide in homes and commercial buildings, including landscapes, shopping centers, sports facilities, parking lots, high-security areas and industrial plants. Headquartered in Elk Grove Village, Ill., Cooper Lighting has manufacturing facilities in 12 domestic and four international locations and approximately 7,000 employees worldwide.

                                     -more-
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COOPER INDUSTRIES, INC.                                                   PAGE 2


Cooper Industries, with 1999 revenues of $3.9 billion, is a worldwide manufacturer of electrical products, tools and hardware. Additional information about Cooper is available on the Company's Internet site:
www.cooperindustries.com.

         Statements in this news release are forward-looking under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including the timing of integrating the acquired company into Cooper's electrical products segment, the level of market demand for the Company's products, competitive pressures and future economic conditions. These factors are discussed in the Company's 1999 Annual Report on Form 10-K and other Securities and Exchange Commission filings.

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